Exhibit 4.4

Alcon Holdings, Inc.

DEMAND NOTE

$140,000,000.00 Date: June 21, 2002

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Nestlé Capital Corporation ("NCC") in lawful money of the United States of America the principal sum of One Hundred Forty Million Dollars ($140,000,000.00), or, if less, the aggregate unpaid principal amount of all advances that have been made by NCC to the undersigned hereunder and are outstanding on the date this note is presented for payment by NCC to the undersigned.

The unpaid balance of this obligation shall bear interest from the date hereof until full payment under the following terms:

Principal:	The average daily balance of the unpaid obligation for the Interest Period.
Per Annum Rate:	The interest rate charged will be the average one month LIBOR plus 50 basis points for the Interest Period as published on Bloomberg (US0001M Index HP) for the historical rates.
Calculation Basis:	Actual / 360 day basis.
Interest Period:	Monthly, as defined by the Nestlé Holdings, Inc. fiscal calendar.
Interest Payments:	Monthly, in arrears, settled in the Nestlé S.A. netting cycle.

This Note is payable on demand and the holder shall be entitled to require payment in full of all amounts outstanding, whether or not an event of default exists hereunder. Any demand that exceeds twenty-five million ($25,000,000) or 50% of the advances outstanding requires at least ten (10) business days notice to the undersigned, which requirement may be waived by the undersigned. The undersigned may repay part or all of its loan balance without premium or penalty, provided that, if any repayment exceeds twenty five million ($25,000,000) or 50% of the loan balance, the undersigned must notify NCC at least ten (10) business days prior to such repayment, which notification may be waived by NCC.

NCC shall record, in a separate loan account, all advances made by NCC pursuant to this Note, and all repayments of such advances made by the undersigned. NCC shall deliver to the undersigned each month a report that details all advances and repayments for that month.

The undersigned hereby waives presentment, protest, demand and notice of nonpayment of this Note. This Note is subject to and shall be construed under the laws of the State of Delaware.

By: Alcon Holdings, Inc.

/s/ David Bass

David A. Bass

VP, Treasurer Global Operations

/s/ Jake Murrah

Jake Murrah

VP, Finance U.S. Operations